August 12, 1997


General Housewares Corp.
1536 Beech Street
Terre Haute, IN  47804

Gentlemen:

You have requested my opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of General Housewares Corp., a Delaware corporation (the "Company"), relating to the registration of up to 300,000 shares of the Company's Common Stock, $.33 1/3 par value (the "Common

Stock"), to be issued under the 1997 Key Employees' Incentive Stock Plan for General Housewares Corp. and Subsidiaries (the "Plan"). In connection with your request, I have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as I deemed necessary or appropriate to enable me to render this opinion.

Based upon such examination, I am of the opinion that, upon issuance and/or sale of the Common Stock as contemplated by the Plan, and when the Company has complied with the Securities Act of 1933, as amended, the Common Stock will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the current federal laws of the United States and the current internal laws of the state of Delaware (without giving effect to any conflict of law principles thereof) and I have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. I have no obligation to advise you or any third parties of changes in law or fact that may hereafter occur or come to my attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Raymond J. Kulla
Vice President, Secretary and
General Counsel